THIRD AMENDMENT TO THE THIRD AMENDED AND RESTATED
OPERATING AGREEMENT OF
LAKE AREA CORN PROCESSORS, LLC

This Third Amendment to the Lake Area Corn Processors, LLC (the “Company”) Third Amended and Restated Operating Agreement (the “Operating Agreement”) is made and entered into effective as of the 9th day of January, 2018 (the “Effective Date”), pursuant to Section 14.11 of the Operating Agreement, which requires approval of amendments by a Super Majority Vote (as defined in the Operating Agreement) of the Board of Managers. This Third Amendment to the Operating Agreement amends the Operating Agreement as follows:
Sections 7.9, 7.10, 7.11, and 7.12 are removed in their entirety and are replaced by the following:

7.9    Tax Matters.

(a)Appointment. The Chairman of the Board of Managers is hereby appointed as the “tax matters partner” (as defined in Code Section 6231 prior to its amendment by the Bipartisan Budget Act of 2015 (“BBA”)) (the “Tax Matters Member”) and the “partnership representative” (the “Partnership Representative”) as provided in Code Section 6223(a) (as amended by the BBA). The Tax Matters Member or Partnership Representative may resign at any time. The Tax Matters Member or Partnership Representative may be removed at any time by the Board of Managers. Upon resignation, death, or removal of the Tax Matters Member or Partnership Representative, the Board of Managers will select the successor Tax Matters Member or Partnership Representative.

(b)Tax Examinations and Audits. The Tax Matters Member and Partnership Representative are each authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any taxing authority, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees that such Member will not independently act with respect to tax audits or tax litigation of the Company, unless previously authorized to do so in writing by the Tax Matters Member or Partnership Representative, which authorization may be withheld by the Tax Matters Member or Partnership Representative in its sole discretion. The Tax Matters Member or Partnership Representative has sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority.

(c)Income Tax Elections. Except as otherwise provided herein, each of the Tax Matters Member and Partnership Representative has the sole discretion to make any determination regarding income tax elections it deems advisable on behalf of the Company, including (1) the election out of the partnership audit procedures enacted under Section 1101 of the BBA (the “BBA Procedures”) for tax years beginning on or after January 1, 2018 pursuant to Code Section 6221(b) (as amended by the BBA); and (2) for any year in which applicable law and regulations do not permit the Company to elect out of the BBA Procedures, the election of the alternative procedure under Code Section 6226, as amended by Section 1101 of the BBA.

(d)Tax Returns. Each Member agrees that such Member will not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return.

(e)Survival of Obligations. The obligations of each Member or former Member under this Section survive the transfer or redemption by such Member of its Capital Units and the termination of this Operating Agreement or dissolution of the Company. Each Member acknowledges and agrees that, notwithstanding the transfer or redemption of all or a portion of its membership interest in the Company, it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such transfer or redemption.
CERTIFICATION
I certify that the above amendment was duly adopted by the Board of Managers of the Company in accordance with the provisions of the Company’s Operating Agreement.

By: /s/ Randall L. Hansen
Randall L. Hansen, Secretary